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                                                                     EXHIBIT 5.1




               [Gardere Wynne Sewell & Riggs, L.L.P. Letterhead]



March 11, 1998


Smith International, Inc.
16740 Hardy Street
P. O. Box 60068
Houston, Texas 77205

Gentlemen:

As set forth in the Registration Statement (the "Registration Statement") on Form S-4 to be filed by Smith International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance of 7,900,000 shares (the "Shares") of the Company's common stock, par value $1.00 per share ("Common Stock"), certain legal matters in connection with the Common Stock are being passed upon for the Company by us. The Shares are to be issued pursuant to the terms and provisions of a Merger Agreement dated as of January 19, 1998 among the Company, SII Acquisition Corp., a Texas corporation and a wholly owned subsidiary of the Company, and Wilson Industries, Inc., a Texas corporation. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and Restated Bylaws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

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Smith International, Inc.
March 11, 1998
Page 2

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

    1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware; and

    2. Upon the issuance by the Company of the Shares upon consummation of the Merger (as defined in the Merger Agreement) pursuant to the Merger Agreement, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our Firm under the caption "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement.

Very truly yours,
GARDERE WYNNE SEWELL & RIGGS, L.L.P.


By: /s/ ERIC A. BLUMROSEN
   --------------------------------
        Eric A. Blumrosen, Partner